EXHIBIT 23.02

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements Nos. 333-11523, 333-91146, 333-68590, 333-90029, 333-70455, and 333-31190 on Form S-8 of Concur Technologies, Inc. of our report dated November 5, 2002 with respect to the consolidated statements of operations, stockholders’ equity and cash flows and schedule of Concur Technologies, Inc. for the year ended September 30, 2002, included in the Annual Report (Form 10-K) for the year ended September 30, 2004.

ERNST & YOUNG LLP

Seattle, Washington

December 13, 2004